Exhibit 4.3

EXECUTION VERSION

THIRD AMENDMENT AND CONSENT TO CREDIT AGREEMENT

This Third Amendment and Consent to Credit Agreement, dated the 28th day of October, 2014, by and among Layne Christensen Company, a Delaware corporation (the “Administrative Borrower”), each Co-Borrower (as defined in the Credit Agreement (as defined below)), the Guarantors (as defined in the Credit Agreement), the Lenders (as defined in the Credit Agreement) from time to time party thereto and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Agent”) (the “Third Amendment”).

W I T N E S S E T H:

WHEREAS, the Administrative Borrower, each Co-Borrower, the Guarantors, the Lenders party thereto, the Co-Collateral Agents (as defined in the Credit Agreement), the Agent, the Swingline Lender (as defined in the Credit Agreement), the Issuing Bank (as defined in the Credit Agreement), the Arranger (as defined in the Credit Agreement) and the Syndication Agent (as defined in the Credit Agreement) entered into that certain Credit Agreement, dated as of April 15, 2014 (as amended by that certain First Amendment to Credit Agreement, dated July 29, 2014, as further amended by that certain Second Amendment to Credit Agreement, dated September 15, 2014, and as further amended, modified, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which, among other things, the Lenders, the Swingline Lender and the Issuing Bank, as applicable, agreed to extend credit to Borrowers (as defined in the Credit Agreement); and

WHEREAS, the Borrowers and the Guarantors desire to amend certain provisions of the Credit Agreement and have requested that the Agent and Required Lenders consent to certain actions not permitted by the Credit Agreement and the Agent and the Required Lenders desire to permit such amendments and to grant such consents pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Capitalized Terms.  All capitalized terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.

2.Amendments.  The effective date of this Third Amendment shall be the date on which this Third Amendment becomes effective in accordance with Section 5 below (the “Effective Date”).  As of the Effective Date, the Credit Agreement is amended as follows1:

(a)074658.14080/7446183v.10074658.14080/7446183v.10Section 1.01 of the Credit Agreement is hereby amended by adding the following new definition in the appropriate alphabetical order:

[1]	Certain language has been italicized in this Third Amendment solely for purposes of indicating new language in this Third Amendment. Deletions are not reflected.

“Third Amendment Closing Date” shall mean October 24, 2014.

(b)The definition of “Cash Dominion Period” as currently defined in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Cash Dominion Period” shall mean any period (a) commencing on the date on which (x) Excess Availability is less than the greater of (i) $25,000,000 or (ii) seventeen and one-half percent (17.5%) of the Total Availability, in each case for more than one (1) Business Day, or (y) an Event of Default shall have occurred and be continuing and (b) ending on the first date thereafter on which (x) in the case of a Cash Dominion Period commencing as a result of clause (a)(y) above, no Event of Default exists and (y) in the case of Cash Dominion Period commencing as a result of clause (a)(x) above, Excess Availability for 30 consecutive days has been equal to or greater than the greater of (i) seventeen and one-half percent (17.5%) of the Total Availability and (ii) $25,000,000.

(c)The definition of “Covenant Compliance Period” as currently defined in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Covenant Compliance Period” shall mean any period (a) commencing on the date on which Excess Availability is less than the greater of (i) $25,000,000 or (ii) seventeen and one-half percent (17.5%) of the Total Availability, in each case for more than one (1) Business Day, and (b) ending on the first date thereafter on which Excess Availability for 30 consecutive days has been equal to or greater than the greater of (i) seventeen and on-half percent (17.5%) of the Total Availability and (ii) $25,000,000.

(d)Section 5.01(k) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(k)Contract Report.  On or before September 30, 2014, the Administrative Borrower shall take such actions as necessary for a third-party expert, satisfactory to Agent in its sole discretion (which such expert shall be made available to Agent), to commence a detailed analysis, satisfactory to Co-Collateral Agents in their sole discretion, of all Geoconstruction contracts under which work is currently actively being performed and the top fifteen (15) largest heavy civil contracts by revenue, or a selection of heavy civil contracts otherwise agreed upon by the Co-

Collateral Agents in their sole discretion after consulting with the Administrative Borrower.  The Administrative Borrower shall provide the Agent with a report of each contract analysis as soon as such report is available, with the first report delivered to Agent no later than November 30, 2014 and all subsequent reports delivered as soon as each such report is available but in no event shall such reports be delivered later than February 28, 2015.   The report for each contract analysis shall include, among other things, with respect to each contract, as applicable, the amount of the original profit margin, the adjusted cost estimate, billed amounts, collected amounts, cost in excess of billing, billing in excess of cost, estimate to complete versus left to be billed, change order, change order margin and retainage.

(e)Section 6.10(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(e)[reserved].

(f)Section 6.11(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a)make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment, repurchase or redemption, retirement, defeasance as a result of any asset sale, change in control or similar event of, any Subordinated Indebtedness, any Senior Unsecured Notes or any Additional Unsecured Notes other than in connection with a Permitted Refinancing of such Indebtedness;

3.Consents.  Pursuant to Section 6.06 of the Credit Agreement, the Loan Parties agreed, among other things, not to effect any disposition of any property, or agree to effect any disposition of any property except as expressly permitted thereunder.  The Loan Parties have notified the Agent that the Administrative Borrower intends to consummate:

(a)a sale by the Administrative Borrower to Alberto Battini and Paolo Trubini (collectively, “Purchaser”) of all of Administrative Borrower’s quotas in Tecniwell S.r.l., a limited liability company formed under the laws of the Italian Republic (“Tecniwell”), representing one hundred percent (100%) of the voting and total corporate capital of Tecniwell (such sale, the “Tecniwell Sale”).  The Tecniwell Sale is not permitted under the terms of the Credit Agreement and therefore requires the prior written consent of the Agent and the Required Lenders.  Please be advised that, subject to: (i) the delivery to Agent of the fully-executed

Acquisition Agreement, by and among the Administrative Borrower and the Purchaser with respect to the Tecniwell Sale (the “Tecniwell Acquisition Agreement”), together with all exhibits, schedules and documents executed and delivered in connection therewith; and (ii) the transfer to Agent of the Net Cash Proceeds from the Tecniwell Sale via wire transfer to Agent’s account described on Exhibit A hereto, which transfer shall be made in installments in amounts equal to (x) at least $500,000 in immediately available funds on the closing date of the Tecniwell Sale and (y) any delayed payments received by the Administrative Borrower pursuant to the Tecniwell Acquisition Agreement (the foregoing collectively, the “Tecniwell Sale Conditions”), the Agent and the Required Lenders hereby (a) consent to the Tecniwell Sale and (b) agree that the Tecniwell Sale will be deemed to constitute a sale or disposition of assets or an Asset Sale, as the case may be, made in compliance with Section 6.06 for all purposes of the Credit Agreement (including, without limitation, Section 6.04(i), 6.05(d) and 10.01(a)).  Additionally, the Administrative Borrower has also notified the Administrative Agent that, in the event the Tecniwell Sale is not consummated, the Administrative Borrower desires to effectuate the winding-up and liquidation or other similar disposition of Tecniwell and/or its assets (the “Tecniwell Liquidation”).  The Tecniwell Liquidation is not permitted under the terms of the Credit Agreement and therefore requires the prior written consent of the Agent and the Required Lenders.  Please be advised that, (a) the Agent and the Required Lenders hereby agree that (i) notwithstanding anything in Section 5.16 to the contrary, the Administrative Borrower may designate Tecniwell as an Unrestricted Subsidiary and (ii) whether or not the Administrative Borrower has designated Tecniwell as an Unrestricted Subsidiary, Tecniwell will not be deemed to constitute a Company for purposes of Section 8.01 during the pendency of the Tecniwell Liquidation, and (b) subject to (i) delivery of evidence in form and substance reasonably satisfactory to the Agent of such winding-up and liquidation or other similar disposition of Tecniwell and/or its assets pursuant to the Tecniwell Liquidation and (ii) Agent’s receipt of one hundred percent (100%) of the Net Cash Proceeds from the Tecniwell Liquidation, the Agent and the Required Lenders hereby consent to the Tecniwell Liquidation; and

(b)a sale by the Administrative Borrower of Administrative Borrower’s real property with an address of 10875 Iowa Street, Redlands, California (comprising approximately 7.12 acres) (the “Redlands Sale”).  The Redlands Sale is not permitted under the terms of the Credit Agreement and therefore requires the prior written consent of the Agent and the Required Lenders.  Please be advised that, subject to: (i) delivery of a fully-executed contract of sale with respect to the Redlands Sale, together with all exhibits, schedules and documents entered into in connection therewith and (ii) the transfer to Agent of one hundred percent (100%) of the Net Cash Proceeds of the Redlands Sale via wire transfer to Agent’s account described on Exhibit A hereto, which shall be in an amount equal to at least $1,000,000 in immediately available funds (the foregoing, collectively, the “Redlands Sale Conditions”), the Agent and the Required Lenders hereby (a) consent to the Redlands Sale and (b) agree that the Redlands Sale will be deemed to constitute a sale or disposition of assets or an Asset Sale, as the case may be, made in compliance with Section 6.06 for all purposes of the Credit Agreement, provided, that if the Loan Parties fail to satisfy any of the Tecniwell Sale Conditions or Redlands Sale Conditions, in form and substance satisfactory to the Agent, in connection with the closing of such sale any such failure shall be deemed to be an Event of Default by the Loan Parties under the Credit Agreement and the consent contained herein with respect to such sale shall be deemed to be of no force and effect and void ab initio.  Notwithstanding anything to the contrary contained herein or in the Credit Agreement, Agent shall apply one hundred percent (100%) of the Net Cash Proceeds from the Tecniwell Sale (or, if the Tecniwell Sale is not consummated, from the Tecniwell Liquidation) and the Redlands Sale to a repayment of any Revolving Loans outstanding and any other Obligations then due and payable on the date of receipt of such Net Cash Proceeds and any amount received in excess of the Revolving Loans outstanding and any other Obligations then due and payable on such date shall be turned over to the Administrative Borrower.  For the avoidance of doubt, the consideration received in respect of the Tecniwell Sale and the Redlands Sale shall not be applied against the dollar limit set forth in Section 6.06(b) of the Credit Agreement.

4.Amendment Fee.  In consideration for the Agent and Lenders entering into this Third Amendment, Borrowers shall be obligated to pay Agent a non-refundable fee in cash, for the ratable benefit of the Lenders in the amount of One Hundred Thousand Dollars ($100,000) (the “Amendment Fee”).

5.Conditions to Effectiveness.  The provisions of Sections 2 and 3 of this Third Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:

(a)this Third Amendment, duly executed by the Borrowers, the Guarantors, the Required Lenders and the Agent;

(b)payment of all fees and expenses owed to the Lenders, the Agent and the Agent's counsel in connection with this Third Amendment, including but not limited to the Amendment Fee pursuant to Section 4; and

(c)such other documents as may be reasonably requested by the Agent.

6.Reaffirmation.  The Loan Parties hereby reconfirm and reaffirm that each of the representations and warranties made by any Loan Party set forth in Article III of the Credit Agreement or in any other Loan Document are true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) as of the date of this Third Amendment (or, to the extent any such representations or warranties relate to an earlier date, such representations and warranties shall have been true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).

7.Security Grant.  The Loan Parties acknowledge and agree that at all times the Security Documents continue to secure prompt payment when due of the Obligations and the Guarantees remain in full force and effect.

8.Representations and Warranties.  Each Loan Party hereby represents and warrants to the Lenders and the Agent that (i) this Third Amendment and the transactions to be entered into by each Loan Party in connection herewith are within such Loan Party's powers and have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party; (ii) the execution and delivery hereof by the Loan Parties and the performance and observance by the Loan Parties of the provisions hereof and of the Credit Agreement and all documents executed or to be executed therewith, do not violate the Organizational Documents of any Loan Party or any material Legal Requirement in any material respect; and (iii) this Third Amendment, the Credit Agreement and the other Loan Documents executed or to be executed by the Loan Parties in connection herewith or therewith, when executed by such Loan Party, will constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  The Loan Parties represent and warrant that (i) no Default or Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery and effectiveness of this Third Amendment or the performance or observance of any provision hereof; (ii) they presently have no claims or actions of any kind at law or in equity against the Lenders or the Agent arising out of or in any way relating to the Credit Agreement or the Loan Documents; and (iii) the dispositions pursuant to each of the Tecniwell Sale and the Redlands Sale were made for Fair Market Value and on an arms-length commercial basis.

9.Miscellaneous.

(a)Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

(b)The agreements contained in this Third Amendment are limited to the specific agreements contained herein.  Except as amended hereby, all of the terms and conditions of the Credit Agreement and the Loan Documents shall remain in full force and effect.  This Third Amendment amends the Credit Agreement and is not a novation thereof.

(c)The headings of any paragraph of this Third Amendment are for convenience only and shall not be used to interpret any provision hereof.

(d)This Third Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

(e)This Third Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.  This Third Amendment is a Loan Document.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this Third Amendment to be duly executed by their duly authorized officers on the day and year first above written.

ADMINISTRATIVE BORROWER

LAYNE CHRISTENSEN COMPANY

By:    /s/ Andy Atchison

Name:    Andy Atchison

Title:    SVP & CFO

CO-BORROWERS

BENCOR CORPORATION OF AMERICA-

FOUNDATION SPECIALIST

COLLECTOR WELLS INTERNATIONAL, INC.

FENIX SUPPLY LLC

INLINER TECHNOLOGIES, LLC

INTERNATIONAL DIRECTIONAL SERVICES, L.L.C.

LAYNE HEAVY CIVIL, INC.

LAYNE INLINER, LLC

LAYNE TRANSPORT CO.

LINER PRODUCTS, LLC

REYNOLDS WATER ISLAMORADA, LLC

VIBRATION TECHNOLOGY, INC.

W.L. HAILEY & COMPANY, INC.

By:    /s/ Andy Atchison

Name:    Andy Atchison

Title:    SVP & CFO

GUARANTORS

BOYLES BROS. DRILLING COMPANY

CHRISTENSEN BOYLES CORPORATION

LAYNE INTERNATIONAL, LLC

LAYNE SOUTHWEST, INC.

MEADORS CONSTRUCTION CO., INC.

MID-CONTINENT DRILLING COMPANY

By:    /s/ Andy Atchison

Name:    Andy Atchison

Title:    SVP & CFO

[SIGNATURE PAGE TO THIRD AMENDMENT]

PNC BANK, NATIONAL ASSOCIATION,
as Agent and as a Lender

By:    /s/ Robert Anchundia

Name:    Robert Anchundia

Title:    Senior Vice President

WELLS FARGO BANK, N.A.,
as a Lender

By:    /s/ Ryan P. Birnel

Name:    Ryan P. Birnel

Title:    Authorized Signatory

JFIN BUSINESS CREDIT FUND I, LLC,

as a Lender

By:    /s/ J. Paul McDonnell

Name:    J. Paul McDonnell

Title:    Managing Director

[SIGNATURE PAGE TO THIRD AMENDMENT]

EXHIBIT A

[SIGNATURE PAGE TO THIRD AMENDMENT]